Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Michael Smith
Senior Vice President and CFO
Cobra Electronics Corporation
773-804-6281
msmith@cobra.com

Media Contact:	Jeff Bodzewski
312-729-4270
jbodzewski@golinharris.com
Marlene Wechselblatt
212-373-6037
mwechselblatt@golinharris.com

COBRA ELECTRONICS FOURTH QUARTER NET INCOME INCREASES 23.7%

2004 Earnings Increase 29.3%

CHICAGO, IL – FEBRUARY 23, 2005 – Cobra Electronics Corporation (Nasdaq: COBR), a leading global manufacturer of mobile communications and navigation products, today announced that its net income increased 23.7 percent, to $1.9 million in the fourth quarter of 2004 from $1.5 million in the fourth quarter of 2003. This strong performance was driven by a 6.5 percent increase in net sales and a 1.6 point increase in gross margins as compared to the prior year. Cobra also maintained its strong financial position, ending the fourth quarter with no interest-bearing debt.

These results concluded a strong year for Cobra, with net income increasing by 29.3 percent, to $2.4 million in 2004 from $1.8 million in 2003. Net sales for 2004 increased by 7.0 percent, to $122.9 million from $114.8 million in the prior year.

For the fourth quarter of 2004, Cobra reported net sales of $44.0 million, an increase of 6.5 percent from $41.3 million in the fourth quarter of the prior year. Gross margin for the current quarter rose to 27.5 percent from 25.9 percent in the fourth quarter of 2003. Selling, general and administrative expenses were $9.0 million in the current quarter as compared to $8.0 million in the prior year’s quarter because of selling expenses related to higher sales and the cost of programs for the launch of Cobra’s new NAVONE™ 3000 mobile navigation product. The 23.7 percent increase in net income to $1.9 million from $1.5 million in the prior year’s quarter resulted in an increase in earnings per fully diluted share to $.28 from $.23 in the fourth quarter of 2003.

Cobra Fourth Quarter Results - 2

“We are pleased to be able to report to our shareholders an increase in both sales and net income for this quarter,” said Jim Bazet, Cobra’s President and Chief Executive Officer. “Our sales increase reflects the success of our first mobile navigation product, the NAVONE 3000, as well as a strong showing of our radar detection category and increased handheld GPS product sales for the quarter. Additionally, Cobra’s international business was up sharply, particularly as Canadian sales of longer-range GMRS two-way radios took off in response to the recent government approval of these products. Offsetting these increases, in part, were declines in Cobra’s domestic two-way radio business, as average selling prices and unit sales reflected the maturation of this category.”

Mr. Bazet also addressed the increase in gross margins for the quarter. “Cobra’s improved gross margin was driven by closer management of inventories, resulting in fewer markdowns and closeouts, particularly in the two-way radio category,” said Bazet. “International sales, both in Canada and Europe, also had higher margins, in part due to the favorable impact of a weaker dollar.” In addressing selling, general and administrative expenses, Mr. Bazet said, “The increase in these expenses in the fourth quarter of 2004 was driven primarily by variable selling expenses from increased sales and opportunities to promote our new mobile navigation products; fixed expenses continue to be managed tightly.”

For the year, net income increased by 29.3 percent to $2.4 million, as compared to net income of $1.8 million for 2003. Sales increased by 7.0 percent, to $122.9 million from $114.8 million last year. Earnings per fully diluted share were $.36 in 2004, as compared to $.28 in 2003. In his comments regarding 2004 results, Mr. Bazet said, “Cobra’s new product lines, mobile navigation, handheld GPS and marine electronics, contributed substantially to our sales growth as did radar detection and international sales, which exhibited strong growth in 2004.”

Cobra maintained its strong balance sheet position in 2004. The company had no interest-bearing debt as of December 31, 2004, the same position as one year earlier. Inventory decreased to $19.6 million from $20.7 million the prior year. Accounts receivable at the end of the year increased to $27.2 million from $22.4 million as a result of increased sales; in spite of this increase, days sales outstanding declined from the prior year. Net book value per share on December 31, 2004 increased to $9.33 from $8.99 one year ago.

Mr. Bazet also provided the company’s outlook for 2005. “Cobra is forecasting an increase in both sales and earnings this year, driven by our new product lines and by improved performance in Europe. However, the usual seasonality of our business will continue to hamper performance in the first quarter and we are forecasting lower sales and a greater loss as compared to the first quarter of 2004. The balance of 2005 is anticipated to provide results that exceed those of last year.”

Cobra also announced changes in its Board of Directors. Jim Chamberlain, a director since 1999, resigned from the Board due to the increased demands on his time from his other business responsibilities. Joining the Board is Bob Rohleder, a former Partner of Deloitte & Touche. Mr. Rohleder will serve as chairman of the Audit Committee. In announcing these changes, Mr. Bazet said, “We appreciate the many years of fine service that Jim provided to Cobra and, in particular, to me. I will miss his clear-headed advice and guidance. At the same time, I welcome Bob to the Board. He brings a background that will help guide Cobra to achieve its strategic objectives and will also provide an additional resource as chairman of the Audit Committee.” In

Cobra Fourth Quarter Results - 3

addition, Barry Rosenstein, a director since 2003, has decided not to stand for reelection to the Board of Directors at Cobra’s annual meeting citing the increased demands on his time of his other business activities. His term will expire on May 10, 2005. “Barry has been a valued advisor in the short time he has served on Cobra’s Board of Directors and all of us thank him for his time and efforts on Cobra’s behalf,” said Mr. Bazet. Mr. Rosenstein, in commenting on his decision to leave the Board noted, “As Jana Partners has grown, I have found myself with less time to devote to each portfolio company and need to reduce my time commitment to Cobra. We remain supportive of the company and its management and I will personally remain available to Jim to provide whatever support I can.” Cobra has no immediate plans to fill the board seat that will be vacated by Mr. Rosenstein.

Cobra will be conducting a conference call on February 23, 2005 at 11:00 a.m. EST to discuss fourth quarter results as well as its current strategies and outlook. The call can also be accessed live or through replay via the Internet at http://www.cobra.com.

About Cobra Electronics

Cobra Electronics is a leading global manufacturer of communication and navigation products, with a track record of delivering innovative and award-winning products. Building upon its leadership position in the GMRS/FRS two-way radio, radar detector and Citizens Band industries, Cobra identified new growth opportunities and has aggressively expanded into the GPS, mobile navigation and marine markets over the last several months. The Consumer Electronics Association, Forbes and Deloitte & Touche have all recently recognized Cobra for the company’s innovation and industry leadership. To learn more about Cobra Electronics, please visit the Cobra site at www.cobra.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and subject to risks and uncertainties. Actual results may differ materially from these expectations due to factors such as the acceptance of Cobra’s new and existing products by customers, the continued success of Cobra’s cost containment efforts and the continuation of key distribution channel relationships. Please refer to Cobra’s Annual Report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission for a more detailed discussion of factors that may affect Cobra’s performance.

Cobra Fourth Quarter Results - 4

Condensed Consolidated Statements of Income

(in thousands, except per share amounts, unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Net sales	$44,010	$41,331	$122,877	$114,811
Cost of sales	31,901	30,618	90,652	84,156

Gross profit	12,109	10,713	32,225	30,655
Selling, general and administrative expenses	9,049	8,033	28,337	27,515

Operating income	3,060	2,680	3,888	3,140
Other income (expense):
Interest expense	(30)	(59)	(110)	(162)
Other, net	7	(50)	99	165

Income before taxes	3,037	2,571	3,877	3,143
Tax provision	1,186	1,075	1,496	1,302

Net income	$1,851	$1,496	$2,381	$1,841

Net income per common share:
Basic	$0.29	$0.23	$0.37	$0.29
Diluted	$0.28	$0.23	$0.36	$0.28

Weighted average shares outstanding:
Basic	6,445	6,420	6,439	6,420
Diluted	6,589	6,511	6,603	6,495

Cobra Fourth Quarter Results - 5

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	December 31, 2004	December 31, 2003
ASSETS:
Current assets:
Cash	$2,600	$4,736
Accounts receivable, net	27,181	22,437
Inventories, net	19,551	20,668
Other current assets	8,696	8,550

Total current assets	58,028	56,391
Net property, plant and equipment	6,795	6,707
Total other assets	17,671	13,135

Total assets	$82,494	$76,233

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$4,785	$3,073
Accrued liabilities	8,413	6,932

Total current liabilities	13,198	10,005

Non-current liabilities:
Deferred taxes	3,206	3,836
Deferred compensation	5,564	4,556
Other long-term liabilities	399	135

Total non-current liabilities	9,169	8,527

Total shareholders’ equity	60,127	57,701

Total liabilities and shareholders’ equity	$82,494	$76,233